UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NYC REIT SENDS LETTER TO SHAREHOLDERS OUTLINING

STRONG PERFORMANCE IN 2021 AND CONTINUING MOMENTUM IN 2022

Company Was One of the Top-Performing REITs With Total Return

Outperforming S&P 500 and Direct Competitors

Urges NYC Shareholders to Not Be Fooled by Comrit and to ONLY VOTE the GOLD Proxy Card TODAY to Protect the Value of Their Investment and Dividend

NEW YORK – May 9, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) has sent a letter to shareholders outlining the Company’s strong performance in 2021, which led to it being one of the top-performing REITs through the pandemic, and its continued momentum in 2022.

In the letter, NYC discusses its strong leasing activity, successful navigation of the COVID-19 pandemic, and its proactive asset and property management throughout 2021. The efforts of the NYC management team and Board of Directors during the year resulted in a total return of 37%, outperforming the S&P 500 and the Company’s direct competitor set, which comprises other New York City-focused REITs. NYC’s considerable momentum has continued into 2022 and the management team and Board have been active acquirors of the Company’s shares, reflecting their enthusiasm for NYC’s future.

NYC urges shareholders to vote the GOLD proxy card and continue the Company’s momentum by re-electing Elizabeth Tuppeny to the Board. Ms. Tuppeny has extensive commercial real estate experience, significant REIT board service, and a strong track record of delivering exceptional returns to NYC shareholders throughout her tenure. Comrit Investments 1, LP (“Comrit”)’s hand-picked nominee, Sharon Stern, has minimal New York City real estate and public board experience, and will disrupt the significant progress NYC is making on behalf of shareholders.

Critically, NYC urges shareholders not to be fooled by Comrit and to ONLY vote the GOLD proxy card. This is necessary for shareholders to protect their investment as Comrit appears to not have any plan for the future of NYC or wants to hide its true motives in nominating an unqualified candidate who does not have the experience to serve on NYC’s Board.

The full text of the letter sent to shareholders is below.

Dear Shareholders,

As you know, New York City REIT, Inc. (“NYC” or the “Company”) delivered outstanding performance in 2021 and throughout the COVID-19 pandemic, despite immense pressure and uncertainty in the real estate market. NYC’s Board and management team has successfully navigated the pandemic as one of the top-performing REITs, generating a total return of 37%, outperforming the S&P 500 by over 6% and the Company’s direct competitor set, which comprises other New York City-focused REITs, by over 24%. Importantly, the Company remains well-positioned for long-term success and our momentum is building in the attractive New York City real estate market.

As you may have seen, activist hedge fund Comrit Investments 1, LP (“Comrit”) has launched a campaign to elect a hand-picked director nominee to NYC’s Board, who we believe will only be a proxy to advance their questionable, self-serving agenda and will only disrupt the significant progress the Company has made and will continue to make on behalf of shareholders. Furthermore, Sharon Stern, Comrit’s director nominee, is an unproven candidate who has minimal New York City real estate and public company board experience. In light of this substantial inexperience, the addition of Sharon Stern to the Board could be a significant distraction to future success and execution by NYC’s highly qualified and efficiently managed Board.

NYC POSTED STRONG OPERATIONAL PERFORMANCE IN 2021

Throughout the COVID-19 pandemic in 2020 and 2021, NYC’s Board, including Elizabeth Tuppeny (Lead Independent Director and the Board’s nominee for re-election), together with the Company’s management team, executed on several value generating initiatives, advancing the Company’s mission. The result of these efforts was significantly improved financial performance in 2021 with respect to several key metrics, including total return, new leases executed, and cash rent collection, among others.

Impactful Leasing Activity

In 2021, NYC completed 17 new leases totaling over 200,000 square feet and $7.4 million of annualized straight-line rent, compared to 13 leases and 78,000 square feet in 2020. It also executed three lease renewals, including a five-year lease extension that increased the annualized straight-line rent from the tenant by $300,000.

Successful Navigation Through COVID-19

From the fourth quarter of 2020 through the fourth quarter of 2021, NYC increased the original cash rent collection rates of its portfolio from 82% to 96%, an incredible feat given the impact the COVID-19 pandemic had on New York City during this time. Additionally, NYC collected all of the deferred rent due in the second half of 2021 that was subject to an approved agreement.

The NYC team was able to drive such high rent collection by diligently and proactively communicating with tenants to help them mitigate adverse economic impacts of the pandemic and find solutions during a particularly challenging time. Employing this strategy not only helped NYC drive outsized returns relative to peers, but also enabled the Company to continue to build strong relationships with its tenants that will serve the Company well in the future.

Proactive Asset and Property Management

During the year, NYC effectively managed the continued impact of the pandemic on its properties with results that other REITS were unable to achieve in comparable situations. After Knotel, a former top 10 tenant, filed for bankruptcy and terminated all of its leased space, NYC managed to replace 69% of the total space and 64% of the annualized straight-line rent with creditworthy, rent paying tenants.

In addition, in the fourth quarter of 2021, NYC executed a termination agreement with Icon Parking and Quik Park, two non-compliant tenants, and immediately backfilled the space with City Parking, which began paying the new original cash rent due under the license agreement. As a result of this proactive strategy, NYC was able to continue to generate meaningful revenue for its stockholders.

NYC GENERATED SIGNIFICANT VALUE FOR SHAREHOLDERS IN 2021 AND MOMENTUM IS

BUILDING FOR THE FUTURE

NYC is as excited about the future as it has ever been and sees many value-generating opportunities ahead as COVID-19 mandates in New York City are lifted and pre-pandemic lifestyles and business activity resume.

In 2022, NYC has continued to generate shareholder value by:

•	Expecting to increase annualized straight-line rent by $800,000 and portfolio occupancy to 84% consistent with our prior disclosure;
•	Executing two new leases and two renewal and expansion leases – totaling over 24,000 SF – in the first quarter alone; and
•	Continued appreciation of NYC’s share price in the first months of the year(1).

The management team and Board of NYC strongly believe in the importance of aligning our interests with those of all shareholders, and we have continually been acquirors of the Company’s shares. Given NYC’s recent strong performance and exciting prospects coming out of the pandemic, we have been particularly acquisitive.

In January, we announced that the independent directors on our Board had purchased a total of 19,660 shares using their own funds, bringing their total ownership to 57,370 shares at the time. Elizabeth Tuppeny, was the largest acquiror of the group, investing over $100,000 of her own capital (9,200 shares). Since that time, Ms. Tuppeny has continued to acquire NYC shares and now owns more than 25,000 shares.

TO CONTINUE THE POSITIVE, SHAREHOLDER-FOCUSED GROWTH STRATEGY NYC HAS BEEN EXECUTING, VOTE THE GOLD PROXY CARD IN SUPPORT OF NYC’S INCUMBENT DIRECTOR, ELIZABETH TUPPENY, WHO HAS A TRACK RECORD OF CREATING MEANINGFUL AND LASTING SHAREHOLDER VALUE

Together, we can continue to grow NYC REIT and the value of your investment.

Sincerely,

Michael Weil, Chief Executive Officer

(1)	Based on closing price of NYC’s common stock from January 3, 2022 – May 5, 2022.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or
by signing, dating and returning the enclosed GOLD proxy card.
Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED
Shareholders May Call Toll-free: (877) 750-8197
Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a

WHITE proxy card – even if you “withhold” on the Comrit’s nominees – will revoke any vote you had previously submitted on NYC REIT’s
GOLD proxy card.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Important Information

NYC filed a definitive proxy statement on Schedule 14A on April 15, 2022 and will file other relevant documents with the SEC in connection with the solicitation of proxies from NYC stockholders for NYC's 2022 annual meeting of stockholders. NYC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ NYC'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by NYC with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge in the “SEC Filings” subsection of the “Financial Information” section of NYC's Investor Relations website at investors.newyorkcityreit.com or by contacting NYC's Investor Relations department at info@ar-global.com.

Participants in the Solicitation

NYC, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from NYC stockholders in connection with matters to be considered at NYC's 2022 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of NYC's directors and executive officers, in NYC is included in NYC's Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed with the SEC on April 15, 2022. Changes to the direct or indirect interests of NYC's directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in NYC will be set forth in relevant documents to be filed with the SEC, if and when they become available.

Media Contacts

Jonathan Gasthalter/Mark Semer

Gasthalter & Co.

(212) 257-4170

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